Exhibit 99.1

NEWS RELEASE

Voya Financial Announces Second-Quarter 2016 Results

NEW YORK, Aug. 3, 2016 – Voya Financial, Inc. (NYSE: VOYA) today announced financial results for the second quarter of 2016.

•	2Q 2016 net income available to common shareholders of $0.79 per diluted share, which reflects:

•	Closed Block Variable Annuity (CBVA) segment (which is in run-off and not included in operating earnings) gain of $0.18 per diluted share, after-tax[1] – the CBVA segment is supported by a hedge program that is primarily designed to mitigate the impacts of market movements on regulatory and rating agency capital resources, creating an accounting asymmetry with U.S. GAAP financial results; and

•	A $0.33 per-diluted-share, after-tax[1], loss due to the early extinguishment of debt during the quarter.

•	2Q 2016 operating earnings[2],[3] of $0.79 per diluted share, after-tax, which includes:

•	$0.07 per diluted share, after-tax, of positive deferred acquisition costs and value of business acquired (“DAC/VOBA”) and other intangibles unlocking;

•	$0.06 per diluted share, after-tax and DAC/VOBA, of prepayment fees above the company’s long-term expectations;

•	$(0.09) per diluted share, after-tax and DAC/VOBA, of alternative investment income below the company’s long-term expectations, including $(0.04) per share, after-tax, due to the reversal of carried interest in Investment Management; and

•	$(0.07) per diluted share, after-tax and DAC/VOBA, due to an increase in legal reserves in the company’s Corporate segment.

•	2Q 2016 segment results include:

•	Retirement net flows of $693 million due to net inflows in both Corporate and Tax-Exempt markets;

•	Positive net flows for fixed indexed annuities and Annuities investment-only products;

•	Investment Management net inflows of $434 million (excluding variable annuity outflows);

•	Favorable mortality in Individual Life;

•	Stop Loss and Group Life loss ratios better than the annual expected range; and

•	CBVA hedge program continued to protect regulatory and rating agency capital.

[1]	Although net income reflects the actual effective tax rate for the quarter, a 35% tax rate has been applied to the after-tax CBVA gain and after-tax loss due to early extinguishment of debt.
[2]	Voya Financial assumes a 32% tax rate on operating earnings and all components of operating earnings described as “after-tax.” A 35% tax rate is applied to all non-operating items. The 32% tax rate for operating earnings and components reflects the estimated benefit of the dividend received deduction related to the Company’s five Ongoing Business segments, which include Retirement, Annuities, Investment Management, Individual Life, and Employee Benefits.
[3]	Consolidated operating earnings, operating earnings for the Ongoing Business, Ongoing Business adjusted operating earnings, and adjusted operating earnings for each segment are each non-GAAP financial measures; information regarding the non-GAAP financial measures included in this press release, and reconciliations to the most comparable U.S. GAAP measures, are provided under the “Use of Non-GAAP Financial Measures” section of this release, and in the “Reconciliations” section of the Quarterly Investor Supplement.

•	Total assets under management (AUM) of $276 billion; total AUM and administration of $466 billion as of June 30, 2016

•	$267 million of share repurchases (including $150 million share repurchase agreement that will settle in the third quarter of 2016) in 2Q 2016

•	Estimated combined risk-based capital (RBC) ratio of 461%[4], which is above the company’s target of 425%

•	Debt-to-capital ratio, excluding accumulated other comprehensive income (AOCI), of 23.0%[5]

•	Book value per share (excluding AOCI) of $59.44[6]

Second-Quarter Summary

2Q 2016 net income available to common shareholders was $162 million, or $0.79 per diluted share, compared with net income available to common shareholders of $285 million, or $1.24 per diluted share in 2Q 20157. The decline was primarily due to a $124 million decrease in CBVA income before income taxes and a $102 million loss due to the early extinguishment of debt during 2Q 2016. Net income available to common shareholders includes the effect of the company’s CBVA hedge program – which focuses on protecting regulatory and rating agency capital from market movements, rather than minimizing GAAP earnings volatility – as well as net investment gains and losses, among other items.

2Q 2016 after-tax operating earnings were $160 million, or $0.79 per diluted share, compared with $179 million, or $0.78 per diluted share, in 2Q 20157. The following items primarily accounted for this change:

•	$7 million, after-tax, of lower adjusted operating earnings from the Ongoing Business;

•	$28 million, after-tax, higher operating loss in the Corporate segment, reflecting spending on the company’s strategic investment program and an increase in legal reserves; and

•	$13 million, after-tax, of positive DAC/VOBA and other intangibles unlocking compared with $5 million, after-tax, of negative DAC/VOBA and other intangibles unlocking in 2Q 2015.

“During the second quarter, we delivered solid sales and earnings results, despite the challenges posed by volatility in the equity markets and the low interest rate environment,” said Rodney O. Martin, Jr., chairman and chief executive officer, Voya Financial. “Retirement and Investment Management sourced net inflows were strong, and we had good underwriting results in both Employee Benefits and Individual Life. We are seeing the benefit of the more than 20 margin, growth and capital initiatives we established to improve returns and achieve our 2018 financial targets.

[4]	Estimated combined RBC ratio primarily for Voya Financial’s four principal U.S. insurance subsidiaries.
[5]	Debt-to-capital ratio, excluding AOCI, is a non-GAAP financial measure. Information regarding this non-GAAP financial measure, and a reconciliation to the most comparable U.S. GAAP measure, is provided under the “Use of Non-GAAP Financial Measures” section of this release, and in the “Reconciliations” section of the Quarterly Investor Supplement.
[6]	Book value per share (excluding AOCI) is a non-GAAP financial measure. Information regarding this non-GAAP financial measure, and a reconciliation to the most comparable U.S. GAAP measure, is provided under the “Use of Non-GAAP Financial Measures” section of this release, and in the “Reconciliations” section of the Quarterly Investor Supplement.
[7]	For the three months ended June 30, 2016 and 2015, weighted-average fully diluted common shares outstanding were 203.5 million and 229.8 million, respectively.

“Equally important, our capital position at Voya remains strong, and our CBVA hedge program continued to protect regulatory and rating agency capital during the second quarter. At June 30, 2016, we had excess capital of $775 million, even after repurchasing $267 million of shares during the quarter,” added Martin. “We remain confident in our ability to continue to drive greater value for all of our stakeholders.”

	Three months ended June 30,
($ in millions, except per share amounts)	2016	2015	% Change
Operating earnings before income taxes by segment
Retirement	$141	$128	10%
Annuities	73	61	20
Investment Management	32	47	(32)
Individual Life	50	38	32
Employee Benefits	32	38	(16)

Ongoing Business	$328	$312	5%
Corporate	(95)	(53)	(79)
Closed Block Other	2	4	(50)

Total operating earnings before income taxes	$235	$263	(11)%

Closed Block Variable Annuity	57	181	NM
Net investment gains (losses)	(25)	(9)	NM
Loss due to the early extinguishment of debt	(102)	(10)	NM
Other adjustments*	(12)	61	NM

Income (loss) before income taxes	$153	486	NM
Less: Income tax expenses (benefit)	17	119	NM

Net income (loss), after-tax	$136	$367	(63)%
Net income (loss) attributable to non-controlling interest	(26)	82

Net income (loss) available to common shareholders, after-tax	$162	$285	(43)%

($ in per diluted share)
Operating earnings, after-tax**	$0.79	$0.78	1%
Closed Block Variable Annuity, after-tax***	0.18	0.51	(65)
Net investment gains (losses), after-tax***	(0.08)	(0.03)	(63)
Loss due to the early extinguishment of debt, after-tax***	(0.33)	(0.03)	NM
Other adjustments, after-tax***	0.05	(0.05)	NM
Effect of assumed tax rate vs. actual tax rate****	0.18	0.06	NM

Net income (loss) available to common shareholders	$0.79	$1.24	(36)%

Fully diluted weighted average shares outstanding (in millions)	203.5	229.8

*	“Other adjustments” consists of net guaranteed benefit hedging gains (losses) and related charges and adjustments; income (loss) from business exited; expenses associated with the rebranding of Voya Financial from ING U.S.; and restructuring expenses (severance, lease write-offs, etc.).
**	Voya Financial assumes a 32% tax rate on operating earnings and all components of operating earnings described as “after-tax.” The 32% tax rate for operating earnings reflects the estimated dividends received deduction benefit related to the Ongoing Business.
***	A 35% tax rate is applied to all non-operating items.
****	Represents the difference between actual tax expense and the tax expense reflected in other line items using the assumed 32% (operating) tax rate or 35% (non-operating) tax rate.

NM = Not Meaningful

Ongoing Business Results

Voya Financial’s Ongoing Business includes the Retirement, Annuities, Investment Management, Individual Life, and Employee Benefits segments. The Corporate and closed block segments, including CBVA, are not reflected in Ongoing Business results.

	Three months ended June 30,
($ in millions, before income taxes)	2016	2015
Ongoing Business operating earnings	$328	$312
Less: DAC/VOBA and other intangibles unlocking	20	(7)

Ongoing Business adjusted operating earnings	$308	$319

Ongoing Business adjusted operating earnings before income taxes were $308 million, compared with $319 million in 2Q 2015. The following items primarily accounted for the change in operating earnings and adjusted operating earnings:

•	Lower fee-based margin ($21 million negative variance) primarily due to lower fee income in Retirement and Investment Management due to the cumulative impact of equity market volatility, net outflows during 3Q 2015 and 4Q 2015, and customer transfers from variable to fixed investment accounts;

•	Higher DAC/VOBA and other intangible amortization ($2 million negative variance) and higher commissions ($3 million negative variance) partially offset lower administrative expenses ($10 million positive variance);

•	Lower underwriting gain and other revenue ($8 million negative variance) driven by favorable Employee Benefits loss ratios in 2Q 2015; and

•	Higher investment spread and other income ($14 million positive variance) across the segments primarily due to higher prepayment income and higher volume resulting from customer transfers from variable to fixed investment accounts.

DAC/VOBA and other intangibles unlocking, which affects operating earnings but not adjusted operating earnings, was $27 million favorable compared with 2Q 2015.

Segment Discussions

The following segment discussions compare 2Q 2016 with 2Q 2015, unless otherwise noted. All figures are presented before income taxes.

Retirement

Positive Net Flows in both Corporate and Tax-Exempt Markets; Higher Investment Spread Offset by Lower Fee-Based Margin

	Three months ended June 30,
($ in millions, before income taxes)	2016	2015
Operating earnings	$141	$128
Less: DAC/VOBA and other intangibles unlocking	11	4

Adjusted operating earnings	$130	$125

The following items primarily accounted for the increase in operating earnings and adjusted operating earnings:

•	Higher investment spread and other income ($19 million positive variance) primarily due to higher prepayment income and higher volume resulting from customer transfers from variable to fixed investment accounts, partially offset by lower alternative investment income, and lower investment yields, reflecting the continued low interest rate environment;

•	Lower fee-based margin ($17 million negative variance), reflecting lower full service variable fees partially due to customer transfers from variable to fixed investment accounts, and lower recordkeeping fees;

•	Lower administrative expenses ($7 million positive variance) due to lower operations spending and lower compensation-related expense;

•	Higher DAC/VOBA and other intangibles amortization ($3 million negative variance) due to higher gross profits; and

•	Lower underwriting income ($2 million negative variance).

Prepayment and alternative investment income was $3 million above long-term expectations, before the effect of income taxes and after DAC.

DAC/VOBA and other intangibles unlocking, which affects operating earnings but not adjusted operating earnings, was $7 million favorable compared with 2Q 2015.

Retirement net inflows were $693 million, compared with $475 million in 2Q 2015 and $1,082 million in 1Q 2016. Net flows vary in size and timing, sometimes substantially, from one quarter to the next. Retirement AUM totaled $115 billion, up from $112 billion as of March 31, 2016, and $113 billion as of June 30, 2015.

Annuities

Positive Net Flows for Fixed Indexed Annuities and Investment-Only Products; Higher Investment Spread Driven by Strong Prepayment Income

	Three months ended June 30,
($ in millions, before income taxes)	2016	2015
Operating earnings	$73	$61
Less: DAC/VOBA and other intangibles unlocking	14	5

Adjusted operating earnings	$58	$56

The following items primarily accounted for the increase in operating earnings and adjusted operating earnings:

•	Higher investment spread and other income ($12 million positive variance) primarily due to strong prepayment income and lower credited interest, partially offset by lower alternative investment income; and

•	Higher DAC/VOBA and other intangibles amortization ($10 million negative variance) primarily due to higher gross profits mainly on higher investment spread and other income.

Prepayment and alternative investment income was $2 million above long-term expectations, before the effect of income taxes and after DAC.

DAC/VOBA and other intangibles unlocking, which affects operating earnings but not adjusted operating earnings, was $9 million favorable compared with 2Q 2015.

Total Annuities net outflows were $45 million as net inflows of $74 million in fixed indexed annuities and $89 million in investment-only products were more than offset by net outflows of $165 million in fixed rate annuities and $43 million in income and other annuities.

Annuities AUM totaled $27.3 billion as of June 30, 2016, up from $27.2 billion as of March 31, 2016, and $26.9 billion as of June 30, 2015.

Investment Management

Positive Investment Management Sourced Net Flows; Remaining Carried Interest on Private Equity Fund Reversed

	Three months ended June 30,
($ in millions, before income taxes)	2016	2015
Operating earnings	$32	$47
Adjustments	—	—

Adjusted operating earnings	$32	$47

The following items primarily accounted for the decrease in operating earnings and adjusted operating earnings:

•	Lower investment capital and other investment income ($12 million negative variance) related to changes in the value of alternative investments due to a reversal of remaining carried interest in a fund for which Voya serves as general partner;

•	Lower fee-based margin ($4 million negative variance) due to a decline in average AUM driven by the cumulative impact of net flows and equity market volatility; and

•	Lower administrative expenses ($1 million positive variance) primarily due to lower compensation expenses.

Alternative investment income was a net $13 million below long-term expectations, before the impact of income taxes, which reflects the reversal of carried interest.

Investment Management Operating Margin

	2Q 2016	1Q 2016	2Q 2015
Operating Margin	22.3%	17.2%	29.6%
Operating Margin, excluding investment capital results[8]	26.8%	25.5%	28.1%

The modest decline in the 2Q 2016 operating margin, excluding investment capital and other investment income, compared with 2Q 2015 was largely due to lower fee-based margin from lower average AUM, partially offset by lower administrative expenses. Compared with 1Q 2016, the 2Q 2016 operating margin increased primarily due to higher fee-based revenue resulting from higher average AUM due to equity market improvements.

[8]	Operating margin, excluding investment capital results, is a non-GAAP financial measure. Information regarding this non-GAAP financial measure, and a reconciliation to the most comparable U.S. GAAP measure, is provided under the “Use of Non-GAAP Financial Measures” section of this release, and in the “Reconciliations” section of the Quarterly Investor Supplement.

Investment Management Net Flows

($ in billions)	2Q 2016	1Q 2016	2Q 2015
Investment Management Sourced Net Flows	$0.5	$0.5	$0.5
Affiliate Sourced Net Flows	0.0	0.0	(0.3)
Sub-Advisor Replacements	0.0	0.0	0.0
VA Net Flows	(0.7)	(0.7)	(1.0)

Total	$(0.2)	$(0.2)	$(0.8)

During 2Q 2016, Investment Management Sourced net inflows were driven by institutional net flows (including flows in insurance asset management and private equity).

Third-party9 inflows were $4.3 billion, compared with $4.7 billion in 2Q 2015 and $4.9 billion in 1Q 2016. Third-party AUM totaled $125 billion as of June 30, 2016, up from $124 billion as of March 31, 2016, and down from $128 billion as of June 30, 2015.

Individual Life

Favorable Actual-to-Expected Mortality Partially Offset by Lower Investment Spread

	Three months ended June 30,
($ in millions, before income taxes)	2016	2015
Operating earnings	$50	$38
Less: DAC/VOBA and other intangibles unlocking	(4)	(15)

Adjusted operating earnings	$54	$52

The following items primarily accounted for the increase in operating earnings and adjusted operating earnings:

•	Favorable amortization ($5 million positive variance), partially offset by actual-to-expected mortality that, while favorable, was higher compared with 2Q 2015 due to aging of the block;

•	Lower administrative expenses ($5 million positive variance); and

•	Lower investment spread and other income ($5 million negative variance) primarily due to lower yields on fixed income portfolio and lower alternative and prepayment income.

Prepayment and alternative investment income was $2 million below long-term expectations, before the impact of income taxes and after DAC.

DAC/VOBA and other intangibles unlocking, which affects operating earnings but not adjusted operating earnings, was $11 million favorable compared with 2Q 2015.

[9]	Excludes general account assets of Voya Financial’s insurance company subsidiaries.

Total sales were $28 million, $23 million (or 81%) of which were indexed life sales. This compares with 2Q 2015 total sales of $23 million, $16 million (or 67%) of which were indexed life sales.

Employee Benefits

Revenue Growth Across the Business Offset by Higher, but Favorable, Loss Ratio for Stop Loss

	Three months ended June 30,
($ in millions, before income taxes)	2016	2015
Operating earnings	$32	$38
Less: DAC/VOBA and other intangibles unlocking	(2)	(1)

Adjusted operating earnings	$34	$39

The following items primarily accounted for the decrease in operating earnings and adjusted operating earnings:

•	Lower net underwriting income ($2 million negative variance) as 2Q 2015 benefited from very favorable loss ratios for Stop Loss – this was partially offset by a 7% growth in in-force premiums driven by growth in Stop Loss, Group Life and Voluntary; and

•	Higher commissions ($2 million negative variance) and administrative expenses ($2 million negative variance) due to growth of the business.

Prepayment and alternative investment income was in line with long-term expectations, before the impact of income taxes and DAC.

DAC/VOBA and other intangibles unlocking, which affects operating earnings but not adjusted operating earnings, was $1 million unfavorable compared with 2Q 2015.

The loss ratio for Group Life was 72.9%, compared with 74.0%. The loss ratio for Stop Loss was 76.8%, compared with 72.2%. The expected annual loss ratio range for Group Life and Stop Loss is 77-80%.

Sales were $25 million, compared with $41 million in 2Q 2015.

CBVA

CBVA had a net gain before income taxes of $57 million, compared with a net gain before income taxes of $181 million in 2Q 2015. Changes in the fair value of guaranteed benefit derivatives related to nonperformance risk, which the company considers a non-economic factor, generated a gain of $221 million in 2Q 2016, compared with a $68 million loss in 2Q 2015.

The CBVA segment contains variable annuity products with substantial guarantee features, which are in run-off. CBVA is supported by a hedge program that is primarily designed to mitigate the impacts of market movements on capital resources. As U.S. GAAP accounting differs from the methods used to determine regulatory and rating agency capital measures, the CBVA hedge program can create earnings volatility for U.S. GAAP financial statements.

During 2Q 2016, the hedge program resulted in a net gain to regulatory surplus as a result of the difference between the decrease in reserves and hedge resources related to equity market movements.

The retained net amount at risk for CBVA living benefit guarantees was $7.2 billion as of June 30, 2016, up from $6.6 billion at March 31, 2016, primarily driven by declining interest rates during the quarter. As of June 30, 2016, Voya had estimated available resources of $6.8 billion for CBVA, $900 million higher than statutory reserve requirements, and no letters of credit required or issued.

Corporate

Corporate operating losses were $95 million, compared with losses of $53 million in 2Q 2015. The increase was primarily due to $18 million of higher expenses from the company’s strategic investment program and an increase in legal reserves of $20 million, primarily due to higher reserves with respect to several litigation and regulatory matters that were previously included within the company’s disclosures of “reasonably possible” losses in excess of reserves in prior periods.

Share Repurchases

During 2Q 2016, Voya repurchased 3.7 million shares of its common stock at an average price per share of approximately $31.24 for an aggregate purchase price of approximately $117 million.

In addition, in June 2016, Voya entered into a share repurchase arrangement with a financial institution to repurchase $150 million of Voya’s common stock. All of the shares deliverable to Voya under this arrangement will be delivered in the third quarter. The total number of shares ultimately delivered will be determined at the end of the purchase period based on a formula incorporating the volume-weighted average price of Voya’s common stock during that period. The number of shares repurchased and purchase prices described in the preceding paragraph do not include the effect of this share repurchase arrangement.

Giving effect to the completion of the share repurchase arrangement, Voya had approximately $233 million remaining under its share repurchase authorization as of June 30, 2016.

Supplementary Financial Information

More detailed financial information can be found in the company’s Quarterly Investor Supplement, which is available on Voya’s investor relations website, investors.voya.com.

Earnings Conference Call and Slide Presentation

Voya will host a conference call on Wednesday, Aug. 3, 2016, at 10 a.m. ET to discuss the company’s second-quarter 2016 results. The call and slide presentation can be accessed via the company’s investor relations website at investors.voya.com. A replay of the call will be available on the company’s investor relations website at investors.voya.com starting at 1 p.m. ET on Aug. 3, 2016.

Media Contact:	Investor Contact:
Christopher Breslin 212-309-8941 Christopher.Breslin@voya.com	Darin Arita 212-309-8999 IR@voya.com

About Voya Financial®

Voya Financial, Inc. (NYSE: VOYA), helps Americans plan, invest and protect their savings — to get ready to retire better. Serving the financial needs of approximately 13 million individual and institutional customers in the United States, Voya is a Fortune 500 company that had $11 billion in revenue in 2015. The company had $466 billion in total assets under management and administration as of June 30, 2016. With a clear mission to make a secure financial future possible – one person, one family, one institution at a time – Voya’s vision is to be America’s Retirement Company™. The company is equally committed to conducting business in a way that is socially, environmentally, economically and ethically responsible – Voya has been recognized as one of the 2016 World’s Most Ethical Companies® by the Ethisphere Institute, and as one of the Top Green Companies in the U.S., by Newsweek magazine. For more information, visit voya.com. Follow Voya Financial on Facebook and Twitter @Voya.

Use of Non-GAAP Financial Measures

Operating earnings before income taxes is a financial measure we use to evaluate segment performance. We believe that operating earnings before income taxes provides a meaningful measure of our business and segment performances and enhances the understanding of our financial results by focusing on the operating performance and trends of our underlying business segments and excluding items that tend to be highly variable from period to period based on capital market conditions and/or other factors. We use the same accounting policies and procedures to measure segment operating earnings before income taxes as we do for consolidated Net income (loss). We also report operating earnings on an aggregate basis (both before and after income taxes) for both our Ongoing Business and for our Company as a whole. Operating earnings does not replace net income (loss) as the measure of our results of operations. Therefore, we believe that it is useful to evaluate both Net income (loss) and Operating earnings before income taxes when reviewing our financial and operating performance. Each segment’s operating earnings before income taxes is calculated by adjusting income (loss) before income taxes for the following items:

•	Net investment gains (losses), net of related amortization of DAC, VOBA, sales inducements and unearned revenue, which are significantly influenced by economic and market conditions, including interest rates and credit spreads. Net investment gains (losses) include gains (losses) on the sale of securities, impairments, changes in the fair value of investments using the fair value option unrelated to the implied loan-backed security income recognition for certain mortgage-backed obligations and changes in the fair value of derivative instruments, excluding realized gains (losses) associated with swap settlements and accrued interest;

•	Net guaranteed benefit hedging gains (losses), which are significantly influenced by economic and market conditions, include changes in the fair value of derivatives related to guaranteed benefits, net of related reserve increases (decreases) and net of related amortization of DAC, VOBA and sales inducements, less the estimated cost of these benefits. The estimated cost, which is reflected in operating results, reflects the expected cost of these benefits if markets perform in line with our long-term expectations and includes the cost of hedging. Other derivative and reserve changes related to guaranteed benefits are excluded from operating results, including the impacts related to changes in our nonperformance spread;

•	Income (loss) related to businesses exited through reinsurance or divestment (including net investment gains (losses) on securities sold and expenses directly related to these transactions);

•	Income (loss) attributable to non-controlling interest;

•	Income (loss) related to early extinguishment of debt;

•	Impairment of goodwill, value of management contract rights and value of customer relationships acquired;

•	Immediate recognition of net actuarial gains (losses) related to our pension and other postretirement benefit obligations and gains (losses) from plan amendments and curtailments; and

•	Other items, including restructuring expenses (severance, lease write-offs, etc.), certain third-party expenses and deal incentives related to the divestment of Voya Financial by ING Group and expenses associated with the rebranding of Voya Financial from ING U.S., Inc.

Operating earnings before income taxes, when presented on a consolidated basis, also does not reflect the results of operations of our CBVA segment because this segment is managed to focus on protecting regulatory and rating agency capital rather than achieving operating metrics or generating net income. As a result of this focus on regulatory and rating agency capital, the financial results of the CBVA segment presented in accordance with GAAP tend to exhibit a high degree of volatility based on factors, such as the asymmetry between the accounting for certain liabilities and the corresponding hedging assets, and gains and losses due to changes in nonperformance risk, that are not necessarily reflective of the economic costs and benefits of our CBVA business. When we present the adjustments to Income (loss) before income taxes on a consolidated basis, each adjustment excludes the portions attributable to our CBVA segment.

We also use adjusted operating earnings before income taxes as a measure of our financial performance. This measure excludes from operating earnings the following items: (1) DAC/VOBA and other intangibles unlocking, (2) net gains from a distribution of cash in conjunction with a Lehman Brothers bankruptcy settlement for assets held in a partnership owned by the Company, (3) losses on certain receivables associated with the previously disposed low-income housing tax credit partnerships, and (4) interest expense related to debt in our Corporate segment. Because DAC/VOBA and other intangibles unlocking can be volatile, excluding the effect of this item can improve period to period comparability. The net gain from the Lehman Brothers bankruptcy settlement, loss from the disposition of low-income housing tax credit partnerships, and gain on reinsurance recapture affected run-rate results and we believe that this effect is not reflective of our ongoing performance.

We report Ongoing Business operating earnings before income taxes (both adjusted and unadjusted as described above) because we believe this measure is a useful indicator of the business performance for our Ongoing Business segments, excluding the effect of our Closed Blocks and Corporate segments.

Operating earnings (both before and after income taxes), adjusted operating earnings before income taxes, Ongoing Business operating earnings before income taxes and Ongoing Business adjusted operating earnings before income taxes are each non-GAAP measures. For a reconciliation of each of these non-GAAP measures to the most directly comparable U.S. GAAP measure, see the tables that accompany this release, as well as our Quarterly Investor Supplement.

We report Ongoing Business adjusted operating ROE and adjusted operating ROC because we believe these measures are useful indicators of how effectively we use capital resources allocated to our Ongoing Business. The most directly comparable U.S. GAAP measure to Ongoing Business adjusted operating ROE and adjusted operating ROC is return on equity. For a reconciliation of these non-GAAP measures to return on equity, see the tables that accompany this release as well as our Quarterly Investor Supplement.

In our Investment Management business, we report the operating margin excluding Investment Capital results. Because results from Investment Capital can be volatile, excluding the effect of this item can improve period-to-period comparability.

In addition to Net income (loss) per share, we report Operating Earnings per Share because we believe that operating earnings before income taxes provides a meaningful measure of its business and segment performances and enhances the understanding of our financial results by focusing on the operating performance and trends of the underlying business segments and excluding items that tend to be highly variable from period to period based on capital market conditions and/or other factors.

In addition to book value per share including AOCI, we report book value per share excluding AOCI. Included in AOCI are investment portfolio unrealized gains or losses. In the ordinary course of business we do not plan to sell most investments for the sole purpose of realizing gains or losses, and book value per share excluding AOCI provides a measure consistent with that view.

We also analyze our Ongoing Business performance based on the sources of earnings. We believe this supplemental information is useful in order to gain a better understanding of our financial performance, because it provides insight into the main drivers of operating earnings (loss) before income taxes of our Ongoing Business. The sources of earnings are defined as follows:

•	Investment spread and other investment income consists of net investment income and net realized investment gains (losses) associated with swap settlements and accrued interest, less interest credited to policyholder reserves.

•	Fee-based margin consists primarily of fees earned on AUM, AUA, and transaction-based recordkeeping fees.

•	Net underwriting gain (loss) and other revenue contains the difference between fees charged for insurance risks and incurred benefits, including mortality, morbidity, and surrender results, contractual charges for universal life and annuity contracts, the change in the unearned revenue reserve for universal life contracts, and that portion of traditional life insurance premiums intended to cover expenses and profits. Certain contract charges for universal life insurance are not recognized in income immediately, but are deferred as unearned revenues and are amortized into income in a manner similar to the amortization of DAC.

•	Administrative expenses are general expenses, net of amounts capitalized as acquisition expenses and exclude commission expenses and fees on letters of credit.

•	Trail commissions are commissions paid that are not deferred and thus recorded directly to expense.

•	For a detailed explanation of DAC/VOBA and other intangibles amortization/unlocking see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Unlocking of DAC/VOBA and other Contract Owner/Policyholder Intangibles” in our 2015 Annual Report on Form 10-K, filed with the Securities and Exchange Commission on Feb. 25, 2016, and our Quarterly Report on Form 10-Q for the three months ended June 30, 2016, which the company expects to file with the Securities and Exchange Commission on or before Aug. 9, 2016.

More details on these sources of earnings can be found in Voya Financial’s Quarterly Investor Supplement, which is available on Voya Financial’s investor relations website, investors.voya.com.

Forward-Looking and Other Cautionary Statements

This press release contains forward-looking statements. Forward-looking statements include statements relating to future developments in our business or expectations for our future financial performance and any statement not involving a historical fact. Forward-looking statements use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” and other words and terms of similar meaning in connection with a discussion of future operating or financial performance. Actual results, performance or events may differ materially from those projected in any forward-looking statement due to, among other things, (i) general economic conditions, particularly economic conditions in our core markets, (ii) performance of financial markets, including emerging markets, (iii) the frequency and severity of insured loss events, (iv) mortality and morbidity levels, (v) persistency and lapse levels, (vi) interest rates, (vii) currency exchange rates, (viii) general competitive factors, (ix) changes in laws and regulations, including those relating to the use of and possible application of NAIC accreditation standards to captive reinsurance entities and those made pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act or the U.S. Department of Labor’s final rules and exemptions pertaining to the fiduciary status of providers of investment advice, and (x) changes in the policies of governments and/or regulatory authorities. Factors that may cause actual results to differ from those in any forward-looking statement also include those described under “Risk Factors” and “Management’s Discussion and Analysis of Results of Operations and Financial Condition – Trends and Uncertainties” in our Annual Report on Form 10-K for the year ended Dec. 31, 2015, filed with the Securities and Exchange Commission on Feb. 25, 2016, and our Quarterly Report on Form 10-Q for the three-month period ended June 30, 2016, which the company expects to file with the Securities and Exchange Commission on or before Aug. 9, 2016.

Reconciliation of Ongoing Business Adjusted Operating Earnings to Net Income (Loss) - Quarter-to-Date

($ in millions)	Three Months ended June 30, 2016	Three Months ended June 30, 2015
Net income (loss)	136.0	367.1
Less: Net income (loss) attributable to noncontrolling interest	(25.5)	81.9

Net income (loss) available to Voya Financial, Inc.’s common shareholders	161.5	285.2
Less: Adjustments to operating earnings
Closed Block Variable Annuity	56.5	180.5
Net investment gains (losses) and related charges and adjustments	(24.7)	(9.4)
Other adjustments	(88.3)	(29.3)

Total adjustments to operating earnings before tax effect	(56.5)	141.8
Income taxes on adjustments to operating earnings *	19.8	(49.6)

Total Adjustments to operating earnings, after tax *	(36.7)	92.2
Less: Difference between actual tax (expense) benefit and assumed tax rate	38.3	14.5

Operating earnings, after-tax *	159.9	178.5
Less: Income taxes *	(75.2)	(84.0)

Total operating earnings before income taxes	235.1	262.5
Less: Corporate	(94.3)	(53.3)
Less: Closed Block Other	1.9	4.0

Operating earnings before income taxes for Ongoing Business	327.5	311.8
Less: DAC/VOBA and other intangibles unlocking	19.6	(7.0)

Ongoing Business adjusted operating earnings before income taxes	$307.9	$318.8

*	Voya Financial assumes a 32% tax rate on operating earnings and all components of operating earnings described as “after tax.” A 35% tax rate is applied to all non-operating items. The 32% tax rate for operating earnings and components reflects the estimated benefit of the dividend received deduction related to the Company’s five Ongoing Business segments, which include Retirement, Annuities, Investment Management, Individual Life, and Employee Benefits.

Voya Financial

Reconciliation of Book Value Per Share

As of June 30, 2016
Book value per share, including AOCI	$76.62
Per share impact of AOCI	$(17.18)

Book value per share, excluding AOCI	$59.44

Voya Financial

Reconciliation of Investment Management Operating Margin

($ in millions, unless otherwise indicated)	Three Months Ended June 30, 2016	Three Months Ended March 31, 2016	Three Months Ended June 30, 2015
Operating revenues	$142.4	$132.2	$158.6
Operating expenses	110.6	109.5	111.6

Operating earnings before income taxes	$31.8	$22.7	$47.0
Operating margin	22.3%	17.2%	29.6%
Operating revenues	$142.4	$132.2	$158.6
Less:
Investment Capital Results	(8.6)	(14.7)	3.4

Revenues excluding Investment Capital	151.0	146.9	155.2
Operating expenses	110.6	109.5	111.6

Operating earnings excluding Investment Capital	$40.4	$37.4	$43.6

Operating margin excluding Investment Capital	26.8%	25.5%	28.1%